SPECIAL MEETING OF SHAREHOLDERS
               PRINCIPAL INTERNATIONAL EMERGING MARKETS FUND, INC.
                              HELD NOVEMBER 2, 1999

1.  Election of the Board of Directors.

                            For              Withheld

    Aschenbrenner        1,570,455             14,173
    Davis                1,570,947             13,681
    Eucher               1,570,947             13,681
    Ferguson             1,570,821             13,807
    Gilbert              1,569,686             14,942
    Griswell             1,567,279             17,349
    Kimball              1,570,827             13,801
    Lukavsky             1,570,732             13,896

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         1,570,671            6,679                 7,278

3.  Amendment of Management Agreement to:
    A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

         1,548,635            16,328                19,665

    B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

         1,551,551            13,982                19,095